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EXHIBIT 16.1

July 16, 2002

PRIVATE

Mr. Declan Daly
Acting Chief Financial Officer
INAMED Corporation
5540 Ekwill Street
Santa Barbara, California 93111

Dear Declan:

This letter will confirm our understanding of our engagement to provide professional services to INAMED Corporation ("INAMED" or the "Company").

Audit Services

We will issue a written report upon our audit of the consolidated balance sheets of INAMED Corporation as of December 31, 2002, the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year then ended, and schedules supporting such financial statements, all of which are to be included in the annual report Form 10-K proposed to be filed by INAMED under the Securities Act of 1934.

We will conduct the audit in accordance with generally accepted auditing standards with the objective of expressing an opinion as to whether the presentation of the financial statements, taken as a whole, conforms with generally accepted accounting principles and our interpretation of the published rules and regulations of the Securities and Exchange Commission relative to matters of accounting. It should be understood that our report and the financial statements and schedules may be subject to review by the Commission staff and to the application by them of their interpretation of the relevant rules and regulations.

In conducting the audit, we will perform tests of the accounting records and such other procedures as we consider necessary in the circumstances to provide a reasonable basis for our opinion on the financial statements. We also will assess the accounting principles used and significant estimates made by management, as well as evaluate the overall financial statement presentation.

Our report will be addressed to the board of directors of the Company and will be in a form that is in accordance with the published rules and regulations of the Securities and Exchange Commission. We can not provide assurance that an unqualified opinion will be rendered. Circumstances may arise in which it is necessary for us to modify our report or withdraw from the engagement. In such circumstances, our findings or reasons for withdrawal will be communicated to the audit committee.

We will read the other information in your annual report and consider whether such information, or the manner of its presentation, is materially inconsistent with information, or the manner of its presentation, appearing in the financial statements. However, our audit does not include the performance of procedures to corroborate such other information (including forward-looking statements).

INAMED agrees that all records, documentation, and information we request in connection with our audit will be made available to us, that all material information will be disclosed to us, and that we will have the full cooperation of INAMED's personnel. As required by generally accepted auditing standards, we will make specific inquiries of management about the representations embodied in the financial statements and the effectiveness of internal control, and obtain a representation letter from management about these matters. The responses to our inquiries, the written representations, and the results of audit tests comprise the evidential matter we will rely upon in forming an opinion on the financial statements.

The management of INAMED has responsibility for the financial statements and all representations contained therein. Management also has responsibility for the adoption of sound accounting policies and the implementation of record keeping and internal control to maintain the reliability of the financial statements and to provide reasonable assurance against the possibility of misstatements that are material to the financial statements.

An audit is planned and performed to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether caused by error or fraud. Absolute assurance is not attainable because of the nature of audit evidence and the characteristics of fraud. Therefore, there is a risk that material errors, fraud (including fraud that may be an illegal act), and other illegal acts may exist and not be detected by an audit performed in accordance with generally accepted auditing standards. Also, an audit is not designed to detect matters that are immaterial to the financial statements.

To the extent that they come to our attention, we will inform management about any material errors and any instances of fraud or illegal acts. Further, to the extent that they come to our attention, we will inform the audit committee about fraud and illegal acts that involve senior management, fraud that in our judgment causes a material misstatement of the financial statements of INAMED, and illegal acts, unless clearly inconsequential, that have not otherwise been communicated to the committee. In the case of illegal acts which in our judgment would have a material effect on the financial statements of INAMED, we are also required to follow the procedures set forth in the Private Securities Litigation Reform Act of 1995, which under certain circumstances would require us to communicate our conclusions to the Securities and Exchange Commission.

Management is responsible for adjusting the financial statements to correct material misstatements and for affirming to the auditor in the representation letter that the effects of any uncorrected misstatements aggregated by the auditor during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole.

In planning and performing our audit, we will consider INAMED's internal control in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements and not to provide assurance on internal control.

While we are not being engaged to report on INAMED's internal control, we will communicate reportable conditions to you to the extent they come to our attention. Reportable conditions are significant deficiencies in the design or operation of internal control which could adversely affect the organization's ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements.

Quarterly Review Services

We will review the consolidated condensed balance sheets of INAMED as of March 31, June 30, and September 30, 2002, and the related condensed statements of income, stockholders' equity and comprehensive income, and cash flows for the quarterly and year-to-date periods then ended, which are to be included in the quarterly reports (Form 10-Q) proposed to be filed by INAMED under the Securities Exchange Act of 1934.

We will conduct our reviews in accordance with the professional standards set forth in Statement on Auditing Standards No. 71 issued by the American Institute of Certified Public Accountants. Our procedures will be substantially less in scope than an audit of financial statements performed in accordance with generally accepted auditing standards, and accordingly, we will not express an opinion on the Company's quarterly financial information.

Our reviews will consist primarily of inquiries of Company personnel and analytical procedures applied to financial data and we will require a representation letter from management. It should be understood that the management of INAMED is responsible for the representations contained in the Company's quarterly financial information.

A review does not contemplate tests of controls or accounting records, tests of responses to inquiries by obtaining corroborating evidential matter, and certain other procedures ordinarily performed during an audit. Thus, a review does not provide assurance that we will become aware of all significant matters that would be disclosed in an audit.

Our review cannot be relied upon to disclose errors, fraud or illegal acts that may exist. However, to the extent that they come to our attention, we will inform management about any material errors and any instances of fraud or illegal acts. Further, to the extent that they come to our attention, we will inform the audit committee about fraud and illegal acts that involve senior management, fraud that in our judgment causes a material misstatement of the interim financial information, and illegal acts, unless clearly inconsequential, that have not otherwise been communicated to the committee.

If we become aware of matters during our review that cause us to believe that interim financial information, filed or to be filed with the Securities and Exchange Commission, is probably materially misstated as a result of a departure from generally accepted accounting principles, we will discuss the matter with management and, if appropriate, communicate such matters to the audit committee.

*    *    *    *    *    * *

Based upon our discussions with you, we estimate that our fees for the audit services and quarterly reviews will be discussed and mutually agreed upon. These estimates are based on the level of expertise of the individuals who will perform the services. In addition, expenses are billed for reimbursement as incurred for items such as travel, telephone, postage, and typing, printing, and reproduction of financial statements. Circumstances encountered during the performance of these services that warrant additional time or expense could cause us to be unable to deliver them within the above estimates. We will endeavor to notify you of any such circumstances as they are assessed.

In the event KPMG is requested pursuant to subpoena or other legal process to produce its documents relating to this engagement for INAMED in judicial or administrative proceedings to which KPMG is not a party, INAMED shall reimburse KPMG at standard billing rates for its professional time and expenses, including reasonable attorney's fees, incurred in responding to such requests.

As you might expect, before undertaking any new client engagement, it is our policy and responsibility to perform required new-client evaluation procedures in accordance with professional standards. This proposal is subject to and contingent upon the successful completion of these procedures. We look forward to working with INAMED and to provide you with service that is timely, value-added, and responsive to your needs.

        We shall be pleased to discuss this letter with you at any time. For your convenience in confirming these arrangements, we enclose a copy of this letter. Please sign and return it to us.

Very truly yours,

KPMG LLP

William M. Hall
 Assurance Partner

Enclosure

ACCEPTED:

INAMED Corporation

/s/ MALCOLM R. CURRIE Authorized Signature
Chairman of the Audit Committee Title
7/18/02 Date

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EXHIBIT 16.1